FOR IMMEDIATE RELEASE	September 23, 2013
Contact: Susan M. Jordan
732-577-9996

UMH PROPERTIES, INC.

ANNOUNCES RETIREMENT AND APPOINTS NEW MEMBER TO BOARD OF DIRECTORS

FREEHOLD, NJ, September 23, 2013…………..Eugene W. Landy, Chairman of the Board of UMH Properties, Inc. (NYSE:UMH) announced that, on September 23, 2013, Eugene Rothenberg retired from the Board of Directors.  In order to fill the resulting vacancy, the Board of Directors appointed Mr. Matthew I. Hirsch as a Class II Director for the remaining term of Class II expiring in 2014.  This appointment has been accepted, effective September 23, 2013.  Mr. Hirsch is considered an independent Director under the pertinent NYSE rules.

Mr. Hirsch is an Attorney-at-Law in private practice in Wayne, Pennsylvania.  He is an Adjunct Professor of Law at Widener University of Law.  Mr. Hirsch also serves on the Board of Directors of Monmouth Real Estate Investment Corporation, an affiliated company.

Commenting on the announcement, Eugene W. Landy, Chairman, said, “On behalf of the Company, I’d like to thank Gene Rothenberg for his exemplary service over the past 36 years. Gene Rothenberg had a distinguished medical career.  He has served on many boards, including UMH Properties, Inc., Monmouth Real Estate Investment Corporation and Monmouth Capital Corporation.  He has always served with the utmost integrity, and there is gratitude to Gene for having served so long and so well.”

“With the appointment of Matthew Hirsch, the Board of Directors recognizes Mr. Hirsch’s extensive legal and real estate experience, making him an excellent addition to our Board.”

UMH Properties, Inc., a publicly-owned REIT, was founded in 1968.  The Company owns and operates sixty-eight manufactured home communities containing approximately 12,800 developed home sites.  These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana and Michigan.  In addition, the Company owns a portfolio of REIT securities.

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